Exhibit (a)(1)(B)
REPURCHASE NOTICE
To: Chesapeake Energy Corporation
The undersigned registered holder of the 2.75% Contingent Convertible Senior Notes due 2035 (the “Notes”) requests and instructs Chesapeake Energy Corporation (the “Company”) to repurchase these Notes, or the portion hereof (which is $1,000 principal amount or a multiple thereof) designated below, on the date specified below under “Date of Requested Repurchase”, in accordance with the terms and conditions specified in paragraph 7 of the Notes and the Indenture referred to in the Notes and directs that the check in payment for these Notes or the portion thereof and any Notes representing the portion of principal amount hereof not to be so repurchased, be issued and delivered to the registered holder hereof unless a different name has been indicated below. If any portion of these Notes not repurchased is to be issued in the name of a Person other than the undersigned, the undersigned shall pay all transfer taxes payable with respect thereto.
Dated:                , 2015

Signature(s)

Fill in for registration of Notes not repurchased
if to be issued other than to and in the name of the
registered holder:

(Name)

(Street Address)

(City, state and zip code)
Please print name and address
Principal amount to be repurchased (if less than all): $___________________
Date of Requested Repurchase: November 15, 20___
(specify either November 15, 2015, 2020, 2025 or 2030)
Certificate number (if applicable): ____________________